LETTER TO INVESTORS,
                             DATED APRIL 3, 1996

April 3, 1996


Dear fellow investors and analysts:

In fiscal 1995, The Scotts Company instituted a promotional program of allowances paid directly to the trade. These promotions did increase sales, but they proved far more costly than anticipated and led to a restatement of the company's 1995 results, reducing earnings by $2.7 million, or $.12 per share, and the resignation of the company's Chief Executive Officer on February 22, 1996.

In a presentation I made in New York on February 29, I promised to get back to you with answers to your questions. At that time, I had been Interim CEO for only a few days. Now, one month later, I can give you better guidance as to where The Scotts Company is currently and how I think we can solve the problems that have surfaced.

There are three points on which I want to elaborate:

1. The adverse financial effects of the Scotts (Consumer Lawn Products) 1995 promotional program should not continue into 1997. We have quantified the effects for 1996 to a large extent, and share that information below.

2. There are significant steps we plan to take in 1996 to help offset some of the expected impact to 1996 earnings and cash flow, and to build the foundation for a stronger 1997. Some of these initiatives are cost-cutting steps, while others are changes to our management structure and priorities.

3. The financial problems created by the 1995 promotional program have not damaged the Scotts franchise. We believe we have the strongest brands in the growing lawn and garden industry, and that we are well positioned to achieve long-term profitable growth.


1. Effects on 1996*

   Our 1995 results reflected a sales-growth orientation that was not adequately tempered by concern with profitability. At the same time, cash flow was negatively impacted; receivables increased as a result of extended terms given to retailers; and inventories also grew as production outpaced actual sales.

   What is the likely impact of these problems on 1996 results? First, trade inventory levels are significantly higher than they were a year ago as a

___________________________
     * Comparisons to 1995 pro forma results exclude the gain on the sale of the Peters consumer water soluble plant food business, and income attributable to that business.

   result of the "pre-season" promotions in the 4th quarter of 1995 and the 1st quarter of 1996. We estimate that this excess trade inventory will impact our sales in the 2nd, 3rd and 4th quarters by up to $60 million in high-margin products. However, I believe that virtually all of this excess trade inventory will be worked through the system this year.

   The Board and management have agreed that the amount of pre-season business going into 1997 will be significantly reduced to avoid a repetition of the problems we are experiencing. Also, as I indicated a few weeks ago, the trade promotion programs cannot be changed for 1996. That means that 1996 will experience approximately the same high level of incremental cost as 1995, which was $4-5 million pre-tax. Keep in mind that based on our current plans to restructure these programs, this elevated cost level should not go forward into 1997.

   Additionally, the level of earnings expected in 1996, combined with the fixed amount of non-deductible goodwill amortization, will increase our effective tax rate in 1996. At this point, we estimate that the 1996 tax rate could be as high as 46%.

2. Actions:  Current and Anticipated

   The painful experience of 1995 has galvanized the Board and the management team to fundamentally re-examine our operating philosophies and policies. As a result, the Company now has a clear focus on its core businesses and a high sense of urgency to achieve sound, consistent growth in the profitability of these businesses.

   Here are the actions already underway:

     * We are redesigning the trade promotional programs to bring their cost back in line with historical norms and, at the same time, to be more profitable for both Scotts and our retailers.

     * We are committed to the ongoing restructuring of our facilities, corporate staff, business groups and overall spending. Our current target is to reduce an annualized $8-10 million from our costs by the end of this fiscal year. Most will come from headcount/ compensation reductions in the corporate staff areas. Given the timing and one-time costs, we do not expect to see a significant benefit from these efforts in the 1996 results, but should see the full benefit in 1997. (The company recorded a $2.1 million charge for restructuring in the 1st quarter and we expect to record additional restructuring charges of $6-$8 million for the balance of the year, a portion of which will be recorded in the 2nd quarter.) At the end of the fiscal year, we will report back to you on specific actions and update you on expected savings.

     * We are sharply cutting our own inventories and receivables to reverse last year's decline in cash flow. Our target is to reduce year-end inventories and receivables below fiscal 1995 actuals. In order to reduce inventories, production will be scaled back, which, of course, will have some negative impact on cost of goods as fixed plant costs are spread over fewer units. Receivables will be decreased by significantly reducing pre-season shipments with extended terms.

     * We are also committed to reduce capital expenditures from $28 million budgeted to $20 million. These reductions should not impact key capacity or cost-reduction activities.

     * Strong positive cash flow will enable the Board to consider actions to improve shareholder value that we had hoped to be able to undertake earlier as the result of the merger with Miracle-Gro. We will periodically update you on our progress toward positive cash flow.

   I want to emphasize that all of the items I have quantified are targets for fiscal 1996, not projections.** However, they give you an idea of what we think we can do. And we will get back to you on a regular basis and report on these important milestones as we progress.

   New Management Structure for More Profitable Growth

   The changes we are making to the Scotts organization are not just aimed at cost cutting. Their primary purpose is to drive the organization to achieve more profitable growth. We believe that this can best be accomplished by changing Scotts' highly centralized structure to a decentralized profit center organization.

   We are placing the responsibility and the authority to achieve aggressive growth and profit targets squarely on the shoulders of the managers running our main business groups -- Consumer Lawn, Consumer Garden, Professional, and International -- and we are putting in place new incentive programs that will tie the compensation of our managers directly to both their sales and profit objectives.

   In the last year, we have made major management changes:

     * Three new Miracle-Gro directors joined the Board in 1995. They have been extremely helpful and constructive.
     * Jim Rogula, formerly a Miracle-Gro director, joined us as head of the Consumer Lawn products business in 1995. His assignment includes redesigning the promotional programs for 1997. Jim joined us from the American Candy Company, where he was President. Prior to that, he was responsible for the Arm & Hammer brand at Church & Dwight.
     * Jim Hagedorn, from Miracle-Gro, became head of the Consumer Garden products business in 1995. He has been exceptionally helpful to me in developing our overall plans for the company.

___________________________
     ** Safe Harbor Statement under the Private Securities Litigation Act of 1995. The statements contained in this letter which are not historical fact are "forward looking statements" that involve various important risks, uncertainties, and other factors which could cause the Company's actual results for 1996 and beyond to differ materially from those expressed in such forward looking statements. These important factors include, without limitation, the risks and factors set forth above as well as other risks previously disclosed in the Company's securities filings.

     * In July 1995, Ron Justice came to us from Continental Baking Company where he was head of Operations. He also brings with him twelve years' experience with Frito-Lay. He is responsible for optimizing manufacturing efficiency as well as leveraging our purchasing opportunities and managing our extensive distribution system.
     * Bob Stohler came on board in November 1995 from his position as President of Rubbermaid, Europe. He also brings experience from Proctor & Gamble and S.C. Johnson Wax. Bob is managing our International business, where we have very ambitious growth plans.
     * Mike Kelty is now heading up our Professional Group, where he has been charged with putting together a new distribution and growth plan that will enable Scotts to compete more effectively in professional markets. Mike's history with Scotts includes heading up our R&D and most recently, Senior Vice President of Technology and Operations.

   As you can see, there is a lot of "new blood" here, along with some seasoned Scotts people, many of whom bring consumer product expertise to our business. I think you'll be impressed by the caliber of these executives.

   The search for our new CEO is in full swing. The Board's search committee expects to start interviewing by the end of April.

3. Strength of the Scotts/Miracle-Gro Brands

   Consumer interest in our products continues to grow -- Discount Store News, 1995 states that Scotts, Miracle-Gro and Hyponex are ranked first, second and seventh, respectively, as the "most preferred" of all lawn and garden brands.

   It is a pun, but also true, to say that we are in a "growing" market. According to a National Gardening Survey for 1994, "Seventy-four percent, or an estimated 72 million householders, participated in one or more types of indoor and outdoor lawn and garden activities in 1994."

   Discount Store News recently wrote that in the minds of many retailers, "Gardening is such a popular hobby these days that sales of lawn and garden supplies have risen dramatically and now rival the importance of computer hardware and housewares."

   Our own Scotts Consumer Hotline will receive its 3 millionth call sometime this month -- an indication not only of lawn and garden popularity, but also of Scotts' leadership role as a source of information. We fully intend to keep that leadership position and grow profitably with the industry.

1996 will be a challenging year, but we are taking this opportunity to return Scotts' focus to improving profit and building shareholder value. We also commit to provide you with timely and accurate information on our progress as we work to minimize the impact of these unusual events in 1996 and to create the foundation for a strong 1997 and beyond.

I know I speak for all my associates in saying that we appreciate your support in the past and will do everything in our power to reward your loyalty.

Sincerely,


Tadd C. Seitz
Chairman and Interim President & CEO